October 30, 1996


          Securities and Exchange Commission
          450 Fifth Street, N.W.
          Washington, D.C.  20549

                    Re:  Consolidated Natural Gas Company, et al.
                         SEC File Number 70-8759

          Dear Madams and Sirs:

               The following opinion is rendered in accordance with the requirements of Exhibit F to Form U-1 under the Public Utility Holding Company Act of 1935 (the "Act") with respect to certain transactions proposed by Consolidated Natural Gas Company ("Consolidated") and CNG International Corporation ("CNG International") in the Application-Declaration at SEC File No. 70-8759, as amended ("Application").

               An order dated May 30, 1996, HCAR No. 26523, was issued pursuant to the Application which authorized Consolidated to finance CNG International through March 31, 2001, to invest in exempt wholesale generators ("EWGs"), as defined in Section 32(a) of the Act, outside the United States and in foreign utility companies ("FUCOs"), as defined in Section 33(a) of the Act, and Intermediate Companies (as defined in the Application) relating to EWGs and FUCOs. The May 30, 1996 order retained jurisdiction over investments by CNG International in Foreign Energy Activities (as defined in the Application).

               A supplemental order dated October 25, 1996, HCAR No. 26595, was issued pursuant to the Application, as post-effectively amended, which removed the retention of jurisdiction over Foreign Energy Activities to the extent of allowing the acquisition by CNG International of interests in two foreign pipelines. It is anticipated that other specific proposed transactions ("Proposed Transactions") involving Foreign Energy Activities over which the retention of jurisdiction remains will be authorized on a case-by-case basis. Most immediately is the request for such removal of jurisdiction in Post-Effective Amendment No. 4 seeking authority for CNG International to acquire interests in another foreign pipeline.

               For further details concerning the financing requests in the Application, reference is made to my earlier opinions, dated May 29, 1996, and September 13, 1996 filed heretofore in the proceeding under the above-referenced file number.

               I have examined the certificates of incorporation and bylaws of Consolidated and CNG International; corporate actions of Consolidated and CNG International relating to the Proposed Transactions to date; the Applications and all amendments thereto to date; and such other documents, records, laws and other matters as I deemed relevant and necessary for the purposes of this opinion.

               Based on such examination and relying thereon, I am of the opinion that as the Commission permits amendments to the Application to become effective which remove the retention of jurisdiction over Foreign Energy Activity transactions, all requisite action will have been taken by Consolidated and CNG International with respect to such Proposed Transactions, except the actual carrying out thereof.

               In the event the Proposed Transactions are consummated in accordance with the Application as amended, I am of the opinion that:

               (a) No state commission has jurisdiction of the Proposed Transactions;

               (b) All state laws applicable to the Proposed Transactions will have been complied with;

               (c) Consolidated will legally acquire the capital stock of, and interests in open account advances and long-term loans to, CNG International as described in the Application as amended;

               (d) The direct or indirect guarantees and other credit support arrangements of Consolidated will be valid and binding obligations of Consolidated; and

               (e) The consummation of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by Consolidated or any associate company thereof.

               I hereby consent to the use of this opinion in connection with the filing being made contemporaneously herewith in the proceeding under the above referenced file number.

                                        Very truly yours,

                                        /s/ N. F. Chandler
                                        ----------------------
                                        N. F. Chandler
                                        Attorney